Exhibit D

WITHDRAWAL NOTICE

dated as of September 18, 2015

Mr. Herman Man Guo

Mr. Qing Xu

c/o AirMedia Group Inc., 17/F, Sky Plaza,

No. 46 Dongzhimenwai Street, Dongcheng District

Beijing 100027, the People’s Republic of China

Re: Withdrawal from the Consortium

Reference is made to the Consortium Agreement (the “Agreement”) dated as of June 29, 2015 by and among Mr. Herman Man Guo (“Mr. Guo”), Mr. James Zhonghua Feng (“Mr. Feng”) and Mr. Qing Xu (“Mr. Xu”). Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.

1. By delivering this withdrawal notice, Mr. Feng hereby withdraws from the Consortium. The withdrawal by Mr. Feng from the Consortium (the “Withdrawal”) will become effective upon the counter-signing of this Withdrawal Notice by each of Mr. Guo and Mr. Xu (together, the “Remaining Parties”).

2. Upon the effectiveness of the Withdrawal, Mr. Feng shall cease to be a party to the Agreement and shall not be liable to any Remaining Party under or in relation to the Agreement, whether in respect of actions taken by Mr. Feng prior to, on or after the date of this Withdrawal Notice; provided that the provisions of Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) of the Agreement shall remain in full force and effect and continue to bind Mr. Feng.

3. Upon the effectiveness of the Withdrawal, each Remaining Party shall cease to be liable to Mr. Feng under or in relation to the Agreement, whether in respect of actions taken by such Remaining Party prior to, on or after the date of this Withdrawal Notice; provided that the provisions of Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) of the Agreement shall remain in full force and effect and continue to bind the Remaining Parties.

4. In consideration of the covenants, agreements and undertakings of the parties under this Withdrawal Notice, upon the effectiveness of this Withdrawal Notice, except for obligations remaining after the effectiveness of the Withdrawal as expressly stated herein, Mr. Feng, on behalf of himself and his Affiliates and the officers, directors, successors and assigns of his Affiliates, as applicable (collectively, “Withdrawing Party Releasors”) hereby releases, waives and forever discharges each Remaining Party and each of their respective Affiliates and the officers, directors, successors and assigns of such Remaining Party’s Affiliates, as applicable (collectively, “Remaining Party Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured (collectively, “Claims”), which any of such Withdrawing Party Releasors ever had, now have, or may have against any of such Remaining Party Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the Agreement.

5. In consideration of the covenants, agreements and undertakings of the parties under this Withdrawal Notice, upon the effectiveness of this Withdrawal Notice, except for obligations remaining after the effectiveness of the Withdrawal as expressly stated herein, each Remaining Party, on behalf of himself and his Affiliates and the officers and directors, successors and assigns of such Affiliates, as applicable (collectively, “Remaining Party Releasors”) hereby releases, waives and forever discharges Mr. Feng and his Affiliates and the officers, directors, successors and assigns of Mr. Feng’s Affiliates, as applicable (collectively, “Withdrawing Party Releasees”) of and from any and all Claims which any of such Remaining Party Releasors ever had, now have, or may have against any of such Withdrawing Party Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the Agreement.

6. This Withdrawal Notice shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

7. This Withdrawal Notice may be executed and delivered (including by facsimile transmission or e-mail of pdf version or photographic copy) in one or more counterparts, all of which, when executed and delivered, shall be considered one and the same agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this withdrawal notice to be executed as of the date first written above by their respective duly authorized officers.

/s/ James Zhonghua Feng
James Zhonghua Feng

Acknowledged and Agreed:

/s/ Herman Man Guo
Herman Man Guo

/s/ Qing Xu
Qing Xu